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                                                                      Exhibit 46

                                  VARLEN CORPORATION
                                 55 SHUMAN BOULEVARD
                                 NAPERVILLE, IL 60566

                                                       July 12, 1999


Mr. Ray Jean
1815 N. Pond Lane
Lake Forest, Ill.  60045

Dear Ray:

               This letter confirms that, as reflected in our Change of Control Agreement with you dated April 8, 1999 (the "Agreement"), and the letter dated May 14, 1999, relating to your participation in Varlen's SERP, (1) any benefits to which you are entitled under the SERP upon termination of your employment are not "change of control" payments subject to Section 280G of the Internal Revenue Code even if you cease employment subsequent to a change of control of Varlen, and (2) any benefits to which you are entitled under the SERP will not be offset from any payments that may be due to you pursuant to the Agreement following a change of control.

                                        Very truly yours,

                                        VARLEN CORPORATION


                                        By: /s/ G.A. Rosenbaum
                                            -----------------------------
                                            Chair, Compensation Committee